Exhibit 99.1
FORM 4 JOINT FILER INFORMATION

Each of the following is a Joint Filer with Versant Venture Capital I, L.P. and may be deemed to share indirect beneficial ownership in the securities set forth on the attached Form 4:

Name:
Brian G. Atwood
Donald B. Milder
Barbara N. Lubash
Rebecca B. Robertson
William J. Link, Ph.D.
Versant Affiliates Fund I-A, L.P.
Versant Affiliates Fund I-B, L.P.
Versant Side Fund I, L.P.
Versant Venture Capital I, L.P.
Versant Ventures I, LLC
Samuel D. Colella is also part of this reporting group but is reporting on a separate form due to limitations on the number of joint filers permitted on one form.

Address:
3000 Sand Hill Road
Building Four, Suite 210
Menlo Park, CA  94025-7117

Designated Filer: Versant Venture Capital I, L.P.

Issuer and Ticker Symbol:Insulet Corp. (PODD)

Date of Event Requiring Statement:May 14, 2007

Versant Ventures I, LLC (VVI-LLC) is the general partner of Versant Venture Capital I, L.P., Versant Side Fund I, L.P., Versant Affiliates Fund I-A, L.P. and Versant Affiliates Fund I-B, L.P. (collectively the Versant Funds) and has sole voting and investment control over the shares owned by VVI-LLC. All Reporting Persons disclaim beneficial ownership of shares of Insulet Corp. stock held by VVI-LLC except to the extent of their respective pecuniary interest therein. The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934, or otherwise, any of the Reporting Persons are the beneficial owners of all of the equity securities covered by this statement.

Each of the Reporting Persons listed above hereby designate Versant Venture Capital I, L.P. as its designated filer of Forms 3, 4 and 5 in accordance with
Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder.

ATTORNEY-IN-FACT FOR REPORTING PERSONS
/s/Robin L Praeger
Robin L Praeger